Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between CUENTAS, INC. a Florida Corporation (the “Company”) and SHALOM ARIK MAIMON (“Executive”) as of the date of execution of the Agreement (the “Effective Date”).

WITNESSETH

WHEREAS, the Executive is currently the Chief Executive Officer of the Company and a member of the board of directors of the Company (the “Board”);

WHEREAS, the Executive and the Company have previously entered into an employment agreement, dated November 5, 2019, (the “Prior Employment Agreement”);

WHEREAS, the Executive and the Company have determined that the Executive will step down as the Chief Executive Officer of the Company and continue as a member of the Board in accordance with the terms of this Agreement; and

WHEREAS, the Executive and the Company have determined that, as of the Effective Date, the Prior Employment Agreement shall terminate and be replaced in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Engagement of the Executive; Duties. During the Employment Term (as hereinafter defined in Section 3 below), the Executive shall have the title and the position of Chief Executive Officer of the Company. The Executive agrees to resign in writing from his position as Chief Executive Officer upon the expiration of the Employment Term. As long as the Executive is a member of the Board, such shall constitute one of the two designations to the Board by the Executive under Section 1.2 (a)(iv) and 1.2 (b)(iv) of the Voting Agreement and Proxy, dated December 31, 2019, by and among the Company, the Executive, Michael De Prado, DINAR ZUZ LLC, a Florida limited liability company (“Dinar”), and CIMA TELECOM INC., a Florida corporation doing business as “CIMA Group” (“CIMA”). The Executive acknowledges that the Company will amend its by-laws so that the Chairman and Vice- Chairman of the Board do not have any powers or rights that the other members of the Board do not currently have.

2. Duties. During the Employment Term, the Executive shall devote his full business time to the duties to the Company set forth in this Agreement. These duties will including the following:

(i) The Executive’s duties shall include the customary duties of a chief executive officer subject to any limitations set by the Board, provided that any new internal or external agreements entered into during this period by the Executive in his capacity as the chief executive officer or as a member of the Board with a value, individually or in the aggregate for a series of related agreements, in excess of $5,000 will need prior approval by Dinar and CIMA.

(ii) The Executive will be one of three people on a CEO search committee that will be charged with finding a replacement chief executive officer by engagement of a recruiter. Dinar and CIMA shall each have the right to appoint one member of the CEO search committee. The recruiter will present candidates on a continual basis and the CEO search committee will meet with qualified candidates and score them. Two-thirds of the CEO search committee must agree on a candidate to propose a candidate for CEO to the Board, provided that both Dinar and CIMA must agree on such candidate.

(iii) The Executive will endeavor to attain funding from third-party investors of at least $3 million dollars on a minimum valuation of $25 million for the entire Company (the “Funding Threshold”). Such funding must be paid to the Company within 120 days following the Effective Date. Upon the advisement of the SEC Company’s counsel, the Executive will disclose to any and all new investors that a search for a new chief executive officer is under way and is expected to be completed within four (4) months following the Effective Date.

3. Employment Term. The term of the Agreement shall begin on the Effective Date and end on the earlier of (i) the date that is four (4) months following the Effective Date or (ii) the date that the Company appoints a new chief executive officer (the “Employment Term”), provided that the Employment Term will expire on a termination of employment for any reason prior to the earlier of such dates. Notwithstanding the foregoing, in the event that a new chief executive officer has not been appointed by the date that is four (4) months following the Effective Date, the Company can extend the Employment Term on a month to month basis with the approval of both Dinar and CIMA until a new chief executive officer is appointed. Upon execution of this Agreement the parties agree that the Prior Employment Agreement will be terminated and have no further force or effect. The parties agree that upon such termination of the Prior Employment Agreement each party releases the other party from any and all claims related to the Prior Employment Agreement.

4. Compensation.

(a) Base Salary. During the Employment Term, the Executive shall be entitled to a base salary of $295,000 per annum (the “Annual Base Salary”) (pro-rated for any partial year of service and payable accordance with the normal payroll practices of the Company), provided that the Executive will not be entitled to payment of his Annual Base Salary following the termination of his employment with the Company for any reason. No more than $15,000 per month of the Annual Base Salary (pro-rated for any partial year of service) shall be payable in cash, with the remaining amount payable in fully vested common stock of the Company.

(b) Special Board Compensation. Upon expiration of the Employment Term (other than a termination by the Company for “Cause”, as defined below,) (the “Expiration Date”), the Executive will entitled to a special board compensation package (the “Special Board Compensation”) with annual compensation equal to the Annual Base Salary (pro-rated for any partial year of service). No more than $15,000 per month of the Special Board Compensation (pro-rated for any partial year of service) will be payable in cash, with the remaining amount payable in fully vested common stock of the Company. The Special Board Compensation will be payable in equal monthly installments (pro-rated for any partial month of service) for the period beginning on the Expiration Date, or an earlier termination of employment, other than a termination by the Company for “Cause”, and ending on the date that is eighteen (18) months following the Effective Date (the “Board Compensation Period”), provided that such payments will cease if the Executive resigns as a member of the Board during such period. The Board Compensation Period may be extended from year to year for an additional 12 months (for up to 36 months in total) if two of three of the then-current chief executive officer of the Company, Dinar and CIMA agree to extend the period for an additional 12 months. The Executive’s right to receive the Special Board Compensation shall be subject to the Board’s determination that he has complied with his obligations under this Agreement. The Executive will remain on the Board until he resigns, is not re-elected or is removed from the Board in accordance with the Company’s practice for removal of directors.

(c) Funding Bonus. In the event that the Executive supersedes the Funding Threshold set forth in Section 2(iii) of this Agreement within the time period set forth in Section 2(iii), a funding bonus will be awarded to the Executive with a value (as determined by the Board) equal to 0.5% of the amount of the funding that exceeds the Funding Threshold (the “Funding Bonus”), provided that in no event will the value of the Funding Bonus exceed $250,000. The Funding Bonus shall be paid in cash or common stock of the Company depending upon whether the funding received is in cash or stock. For example, if $5 million in funding is received on a $35 million valuation of the Company (which is $10 mill higher than the base valuation above), then the Funding Bonus will be $100,000. The Funding Bonus will be paid within 60 days after the Board’s determination that the Funding Threshold have been exceeded, provided that the Executive must be an employee or director of the Company on the date of payment of the Funding Bonus to be entitled to payment.

(d) Change in Control Bonus. The Executive shall be entitled to a bonus payment in connection with the Change in Control of the Company (as defined below) (the “Change in Control Bonus”). The Change in Control Bonus for the Executive will be based upon a Bonus Percentage (as set forth in the chart below) based upon the cash consideration received by the stockholders of the Company in the Change in Control transaction (minus any expenses, holdback provisions or other deductions from the purchase price), as determined in the sole discretion of the Board. The Bonus Percentage in relation to the cash consideration received by the stockholders is as follows:

Bonus Percentage	Cash Consideration Received by Stockholders
0%	Less than $150 million
1% (one percent)	$150 million or more
2.5% (two and one-half percent)	$250 million or more
3.75% (three and three-fourths percent)	$500 million or more
5% (five percent)	$1 Billion or more

By way of example, if, at a time when the valuation of the Company is $500 million, the stockholders of the Company receive $250 million in cash consideration (after deducting expenses, holdback provisions or other deductions) for a sale of 51% of the Company’s stock, the Bonus Percentage will be 2.5% and the Change in Control Bonus will be $6,250,000. The Change in Control Bonus shall be paid in cash or stock in a successor or acquiring entity in the Change in Control depending upon whether the consideration received in the Change in Control transaction is cash or stock. The Change in Control Bonus will be paid as soon as practicable following the receipt by the stockholders of the cash consideration in the Change in Control as described above (the “CIC Funding Date”), but in all events will be paid prior to the date that is two and one-half months following the calendar year in which the Change in Control occurs (the “Short-Term Deferral Period”), provided that the Executive must be an employee or director of the Company on the date of the consummation of the Change in Control to be entitled to payment. In the event that the CIC Funding Date does not occur within the Short-Term Deferral Period, the Change in Control Bonus will not be paid.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) that is an un-affiliated third party becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or in directly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control;

(ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger of consolidation; or

(iii) the sale of all or substantially all of the Company’s assets in a single transaction.

For the avoidance of doubt a Change in Control shall not include any related party transfers or an incremental increase in shares by an existing shareholder that does not result in more than 50% of the then-current shareholders of the Company to change ownership from one person to another un-affiliated person.

In the event there is a Partial Change in Control (as defined below), the Executive will be eligible for a pro-rata Change in Control Bonus (the “Pro-Rata Change in Control Bonus”). Such Pro-Rata Change in Control Bonus will be based upon a Bonus Percentage (as set forth in the chart above) based upon the cash consideration received by the stockholders of the Company in the Partial Change in Control transaction (minus any expenses, holdback provisions or other deductions from the purchase price) with the “Cash Consideration Received by Stockholders” in such chart multiplied by either (i) a fraction, numerator of which is the of the total combined voting power represented by the Company’s then outstanding voting securities acquired by an unaffiliated third party in the Partial Change in Control transaction, and the denominator of which, is 50% or (ii) the percentage of total assets sold in a single transaction. By way of example, if, at a time when the valuation of the Company is $500 million, the stockholders of the Company receive $100 million in cash consideration (after deducting expenses, holdback provisions or other deductions) for a sale of 21% of the Company’s stock, the “Cash Consideration Received by Stockholders” in the chart above will be multiplied by 0.42 (21%/50%), the Bonus Percentage will be 1% and the Pro-Rata Change in Control Bonus will be $1,000,000. The Pro-Rata Change in Control Bonus will be paid as soon as practicable following the receipt by the stockholders of the cash consideration in the Partial Change in Control as described above, but in all events will be paid prior to the date that is two and one-half months following the calendar year in which the Partial Change in Control occurs, provided that the Executive must be an employee or director of the Company on the date of the consummation of the Partial Change in Control to be entitled to payment. In the event there is a Change in Control following a Partial Change in Control, the Change in Control Bonus payable hereunder shall be reduced by any Pro-Rata Change in Control Bonus previously paid hereunder.

For purposes of this Agreement, a “Partial Change in Control” shall mean:

(i) any “person” (as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) that is an un-affiliated third party becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or in directly, of securities of the Company representing more than twenty percent (20%) of the total combined voting power represented by the Company’s then outstanding voting securities, provided that no securities acquired from the Executive or Michael De Prado shall count towards such 20% threshold; or

(ii) the sale of a material portion of the Company’s assets in a single transaction.

For the avoidance of doubt, a Partial Change in Control (i) shall not include the sale of any shares held by the Executive or Michael De Prado and (ii) shall not include any related party transfers or an incremental increase in shares by an existing shareholder that does not result in more than 10% of the then-current shareholders of the Company to change ownership from one person to another un-affiliated person. Notwithstanding the foregoing, a Partial Change in Control shall not be deemed to occur if the Executive if the transaction was not brought to the Board or the Company by the Executive.

(e) Benefits. During the Employment Term, the Executive shall be entitled to all perquisites and all benefits for which he is eligible under any retirement, health, dental, life, or disability plan the Company makes available from time to time to its executive employees.

(f) Vacation. During the Employment Term, the Executive shall be entitled to at least 20 days of paid vacation per annum (pro-rated for any partial calendar year of employment). In addition, the Executive shall be entitled to all Company paid holidays in accordance with Company policy.

(g) Business Expenses. During the Employment Term, the Company shall pay or reimburse the Executive for all reasonable and documented business expenses incurred or paid by the Executive in the performance of his responsibilities hereunder in accordance with the Company’s prevailing policy and practices relating to reimbursements as established, modified or amended from time to time and as approved by the Board, provided that any expenses in excess of $1,000 must be preapproved by the Board.

(h) Indemnification. During the Employment Term and during the Board Compensation Period, the Company agrees to provide Directors and Officers liability insurance for Executive in an amount not less than $1,000,000 when funds will be available.

5. Termination of Employment. During the Employment Term, (i) the Executive may voluntarily terminate his employment with the Company for any reason upon 60 days’ prior written notice to the Company and (ii) the Company may terminate the Executive’s employment for Cause immediately upon providing notice to the Executive that the grounds for a termination for Cause exist, subject to any cure right provided below in the definition of Cause. Notwithstanding anything to the contrary in this Agreement, upon the Executive’s termination by the Company for Cause, the Executive will forfeit any right to the Special Board Compensation, the Funding Bonus and the Change in Control Bonus. Upon a termination of employment for any reason, the Executive will be entitled to: (1) any earned but unpaid Base Salary through the termination date; (2) reimbursement for any unreimbursed expenses properly incurred through the termination date; and (3) payment for any accrued but unused vacation time in accordance with Company policy through the termination date (the “Accrued Rights”). In the event of a termination of employment other than by the Company on account of “Cause”, in the event that the Executive timely elects COBRA continuation coverage, the Company will pay the same percentage of his COBRA premiums as it pays for executives generally under its group health plans for a period of one (1) year; provided, however, that the Executive will continue to be responsible for the remaining balance of the monthly COBRA premiums (and all premium costs after such one (1) year period), including any permitted administrative cost and increases in such premiums as applicable to the Company’s executives from time to time; provided further, however, that if at any time the Company determines that it cannot continue such payments without adverse tax consequences to either the Company or the Executive, the Company shall instead pay to the Executive a taxable amount equal to 100% of the then-monthly COBRA premiums paid by the Executive for the remainder of the applicable period set forth in this paragraph (the “COBRA Coverage”). Other than the Accrued Rights and the COBRA Coverage, the Executive shall not be entitled to any other payments or benefits under this Agreement upon a termination of his employment pursuant to this Section 5, provided that for a termination of employment other than a termination for Cause, the Executive may be entitled to payment of the Special Board Compensation, the Funding Bonus or the Change in Control Bonus if the requirements for payment under Section 4(b), (c) or (d), as applicable, are otherwise met. For purposes of this Agreement, “Cause” shall be the occurrence of any of the following: (i) Executive’s theft, dishonesty, breach of fiduciary duty for personal profit, or falsification of any employment or Company record; (ii) Executive’s willful violation of any law, rule, or regulation (other than traffic violations, misdemeanors or similar offenses); (iii) Executive’s intentional failure to perform stated duties, provided Executive has not cured such failure following 20 days prior written notice of such failure; (iv) Executive’s improper disclosure of the Company’s confidential or proprietary information; (v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or (vi) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

6. Confidentiality.

(a) The Executive acknowledges that all customer lists and information, employee lists and information, vendor or supplier lists and information, inventions (whether or not patentable, and including those developments developed by the Executive), trade secrets, software and computer code (whether in object code or source code format), databases, data compilations and collections tools, methods, processes, techniques, technical information, know- how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its direct or indirect subsidiaries, affiliates or joint venturers (the “Company Group”) or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, data, customers (including, without limitation, the identity of the customers of the Company Group and the specific nature of the services provided by the Company Group), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company Group or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company Group. The Executive further acknowledges that the Company Group intends, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as (a) required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company (with the Company reimbursing the Executive for reasonable expenses) in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order) or (b) required in order to enforce his rights under this Agreement or any other agreement with the Company Group, during the Employment Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company Group, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6 shall survive any termination or non-renewal of this Agreement.

7. Noncompetition; Non-solicitation.

(a) Noncompetition. The Executive hereby agrees that for the “Restricted Period” (as defined below), he shall not, directly or indirectly, in any location in which the Company or any of its direct or indirect subsidiaries (the “Company Group”) or a licensee thereof operates or sells its products or services (the “Territory”), own, manage, operate, join, control, be employed by, consult with, or participate in the ownership, management, operation or control of, or engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with any business activities conducted by the Company Group related, directly or indirectly, to proprietary technology to provide e-banking and e-commerce services delivering mobile banking, online banking, prepaid debit and digital content services to the unbanked, underbanked and underserved communities (each such case, a “Competing Business”). Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company Group, provided that such stock holdings are not greater than two percent (2%) of such corporation. For purposes of this Agreement, the “Restricted Period” shall mean the period of the Executive’s employment or service as a director of the Company or its direct or indirect subsidiaries and a period of twelve (12) months following the Executive’s termination of employment (or service as a director, if later) for any reason including upon the expiration of the Employment Term.

(b) Non-solicitation. The Executive shall not, during the Restricted Period, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity:

(i) employ, engage or explicitly solicit for employment any individual who is, or was at any time during the twelve month period immediately prior to the termination of Executive’s employment (or service as a director of the Company, if later) for any reason, an employee of the Company Group or otherwise seek to adversely influence or alter such individual’s relationship with the Company Group; or

(ii) solicit or encourage any individual or entity that is, or was during the twelve month period immediately prior to the termination of Executive’s employment (or service as a director of Company, if later) for any reason, a customer of or vendor to the Company Group to terminate or otherwise alter his, her or its relationship with the Company Group.

(c) Company IP; Work Product.

(i) “Intellectual Property” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (1) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, provisionals, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (2) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks and renewals thereof; (3) registered and unregistered copyrights, works of authorship and mask works, and applications for registration of either; (4) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (5) Confidential Information; and (6) intellectual property and proprietary information not otherwise listed in (1) through (6) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (7) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

(ii) Work Product. The Executive agrees to promptly disclose to the Company in writing any and all work product, including Intellectual Property relating to the business of the Company Group, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by the Executive (either solely or jointly with others) relating to the Company Group’s business or within the scope of the Executive’s employment during the Term (collectively, “Work Product,” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company Group, the “Company IP”). The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company Group, as applicable. All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company. To the extent such Work Product is not considered a “work made for hire,” the Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law. The Executive agrees, at the Company’s expense, to execute any documents requested by the Company Group at any time to give full and proper effect to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all Intellectual Property, including all Company IP. The Executive will cooperate with the Company Group, at no additional cost to such parties (whether during or after the Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company Group in such intellectual property, materials and assets, including, without limitation, the Company IP. The Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised. The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.

(d) Company Property. All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company Group, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company Group and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Executive’s employment hereunder. Upon termination of the Executive’s employment or service as a director hereunder, the Executive shall have no rights to and shall make no further use of any Company IP, including Work Product. The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Nothing in this Section 7 shall require the Executive to return to the Company any computers or telecommunication equipment or tangible property which he owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that the Executive shall identify each such device to the Company prior to termination of employment and either afford the Company a reasonable opportunity to remove from all such devices any confidential or proprietary information of the Company stored thereon or provide reasonable satisfaction to the Company that such confidential or proprietary information was removed from such devices.

(e) Enforcement. The Executive acknowledges that a breach of his covenants and agreements contained in Section 6 and 7 would cause irreparable damage to the Company Group, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company Group shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Section 6 and 7 to be reasonable and necessary for the protection of the interests of the Company Group, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The Executive acknowledges and agrees that the restrictions and covenants contained in Section 6 and 7 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Company Group, whether predicated upon this Agreement or otherwise, shall not excuse the Executive’s breach of any covenant, agreement or obligation contained in Sections 6 or Section 7 and shall not constitute a defense to the enforcement by any member of the Company Group of such covenant, agreement or obligation.

8. Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) as of the date hereof, the Executive is not subject to any restriction whatsoever that would cause him to not be able fully to fulfill his duties under this Agreement; (iii) the Executive is not a party to any pending or, to the best of the Executive’s knowledge, threatened litigation, proceeding or investigation of any governmental body or authority or any other person; (iv) the Executive has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any state, other governmental entity, agency or self-regulatory organization (other than traffic violations, misdemeanors or similar offenses) and (v) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

9. Section 409A of the Code.

(a) It is intended that the provisions of this Agreement comply with or are exempt from the requirements of Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith timely reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive’s “separation from service” (as defined under Section 409A), he is a "specified employee," determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Employee's separation from service ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive's estate in a lump sum upon the Executive's death.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

10. Miscellaneous.

(a) This Agreement shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be construed in accordance with those laws.

(b) The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred, other than, pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.

(c) If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein. If such a modification is not possible, the parties hereto shall negotiate in good faith a modification of such provision that reflects as closely as possible the economic purpose of the invalid, illegal or unenforceable provision. If no agreement with respect to such modification is reached, the invalid, illegal or unenforceable provision will be severed from this Agreement. In any case, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby for so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.

(d) This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. If requested by the other party, a party shall promptly deliver to the other party an original executed copy of this Agreement.

(e) All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

11. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To Executive:

Arik Maimon

4019 194th Trail

Golden Beach, FL 33160

Mailed notices to the Company shall be addressed as follows:

Cuentas , Inc.

200 S. Biscayne Blvd., Suite 5500

Miami, FL 33131

Attention: Compliance Officer

12. Entire Agreement. This Agreement represents the entire understanding of the Executive and the Company with respect to the employment and other service of the Executive by the Company and supersedes any other agreement between the Executive and the Company or any of its affiliates, including, without limitation, the Prior Employment Agreement. For avoidance of doubt, the Executive acknowledges that upon his execution of this Agreement, the Executive will not be entitled to any payment or benefits under the Prior Employment Agreement and has no right to resign for “good reason” under such agreement. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

[signature page follow]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of July 24, 2020.

CUENTAS, INC.

By:
Name: Ran Daniel
Title: Chief Financial Officer.

EXECUTIVE

Name: Shalom Arik Maimon

Exhibit A

Active and Non Compete Exclusions

The following entities are accepted by the Board of Directors and Side letter participants as current active exclusions as the Executive discloses that he holds active positions in these entities and these entities are also excluded from the Non-Compete clause for Arik Maimon. Some of these entities have been classified as “Related Parties” due to call center, merchant processing, telecom, etc services that have been provided or continue to be provided.

1-	Next Communications, Inc.

2-	Next Cala 360 Inc.

3-	Asiya Comunicaciones SA de CV (Mexico)

4-	Renco Ltd (Israel)

A-1